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                                                                      EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Board of Directors
Murphy Oil Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 2-82818, 2-86749, 2-86760, and 333-27407) on Form S-8 and (Nos. 33-55161 and
333-84547) on Form S-3 of Murphy Oil Corporation of our report dated January 31, 2000, relating to the consolidated balance sheets of Murphy Oil Corporation and Consolidated Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is included in the December 31, 1999, annual report on Form 10-K of Murphy Oil Corporation.



KPMG LLP



Shreveport, Louisiana
March 23, 2000

                                   Ex. 23-1